INDEPENDENT AUDITORS' CONSENT
              ----------------------------------------------------


     We consent to incorporation by reference in the registration statements (No. 33- 70478) on Form S-8 and (No. 333-12893) on Form S-3 of Prime Medical Services, Inc. of our report dated February 27, 1998, except Note N, to which the date is March 27, 1998, relating to the consolidated balance sheets of Prime Medical Services, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Annual Report on Form 10-K of Prime Medical Services, Inc. for the year ended December 31, 1997.


/s/ KPMG Peat Marwick, LLP
--------------------------
Austin, Texas
March 30, 1998